                                                                   Exhibit 10.7

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN PORTIONS OF THIS EXHIBIT
     PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                        PROCUREMENT AND TRAFFICKING AGREEMENT


Company: DIGITAL EQUIPMENT CORPORATION TOGETHER WITH ITS WHOLLY-OWNED AND MAJORITY-OWNED SUBSIDIARIES AND AFFILIATES ("COMPANY")

Address:  MSO 2-3 111 POWDERMILL RD. MAYNARD, MA 01754

Web Site URL:  altavista.digital.com

    This Agreement when executed by the above named company ("Company"), and DoubleClick Inc. ("DoubleClick"), will constitute a valid and binding agreement between Company and DoubleClick according to the specific terms and conditions set forth below and those terms and conditions set forth in (i) the Standard Terms and Conditions, (ii) Appendix 1, (iii) Appendix 2 and (iv) Appendix 3 attached hereto. All terms not otherwise defined below shall be as defined in the Standard Terms and Conditions.

I.  DESCRIPTION OF SERVICES

    A. DoubleClick hereby agrees to link Pages to the Service and through such Service, DoubleClick shall deliver Advertisers' Banners to users accessing Pages. The selection and the delivery of Banners through the Service to users accessing Pages will be in accordance with the Placement Algorithm set forth in Appendix 1 hereto, and schedules and specifications which may be made a part of this Agreement by the written consent of the parties hereto; provided, however that the delivery of Banners (the "December Delivery Banners") by DoubleClick for the period commencing on December 18, 1996 and continuing through December 31, 1996 (the "December Delivery Period") shall be in accordance with the terms and conditions of Section VI of this Agreement and the Placement Algorithm set forth in Appendix 1 hereto shall not apply to the delivery of the December Banners. DoubleClick and Company shall mutually agree upon the number and type of Pages to be linked to the Service.

    B. During the first six (6) months of the Term (as defined below), the Company shall not place, or permit the placement or delivery of, any Banners or third party advertising on any pages of the Web Site (including, without limitation, the Pages and those pages which are not linked to the Service) except through DoubleClick which shall be the Company's sole and exclusive representative for the placement and delivery of all Banners and other advertising on the pages of the Web Site. Thereafter, the Company shall not place, or permit the placement or delivery of, any Banners or third party advertising on any Pages except through DoubleClick which shall be the Company's sole and exclusive representative for the placement and delivery of all Banners and other advertising on the Pages; provided, however, that if Company intends to engage a third party to sell or place banners on said



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         non-linked pages after the first six (6) months of the Term, Company shall provide DoubleClick with sixty (60) days notice, notifying DoubleClick of Company's intention to do place or deliver Banner to the non-linked pages.

II. TERM

         The term (the "Term") of this Agreement shall commence on December 16, 1996 and shall continue for two (2) years thereafter, except that either party may earlier terminate this Agreement for any reason after that date which is six (6) months following the effective date hereof on not less than ninety (90) days prior written notice to the other party.

III.     COMPENSATION/PAYMENT

    A.   In full consideration of the Company providing the use of the Spot,
         DoubleClick shall pay Company, and Company agrees to accept,   *
         of the Net Revenues generated on Banners which are delivered through the Service to Pages after the December Delivery
         Period and DoubleClick shall retain  *   of said Net Revenues;
         provided, however, if the Earned Revenues generated on Banners which are delivered through the Service to Pages after the December Delivery Period do not meet minimum calendar quarterly goals which are mutually agreed upon by Company and DoubleClick (the "Quarterly Goals"), then DoubleClick shall pay Company, and Company agrees to accept, * of the Net Revenues generated on Banners which are delivered through the Service to Pages for the succeeding calendar quarter and DoubleClick shall retain * of said Net Revenues for the succeeding calendar quarter.
         The parties expressly acknowledge and agree that the Quarterly Goals for 1997 shall be * for the first quarter of 1997; * for the second quarter of 1997; * for the third quarter of 1997; and * for the fourth quarter of 1997. Notwithstanding DoubleClick's failure to achieve the Quarterly Goals, commencing with the third calendar quarter of 1997, DoubleClick and Company shall reasonably determine whether Company is among the top * Internet Search Engines in terms of gross advertising revenue earned by such Internet Search Engines from the placement of Banners on said Internet Search Engines for each calendar quarter and if Company is among the top * Internet Search
         Engines for said calendar quarter, then DoubleClick shall pay
         Company, and Company agrees to accept, * of the Net Revenues generated on Banners which are delivered through the Service to Pages for the succeeding calendar quarter and DoubleClick shall retain
          * of said Net Revenues for the succeeding calendar quarter. DoubleClick anticipates that the majority of Net Revenues derived from the delivery of Banners through the Service to Pages is

*Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

                                         -2-
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         generated from the delivery of Banners based on Keywords.  Company acknowledges that except as otherwise provided in this Agreement, Company shall not be entitled to any additional compensation in connection with the performance of its obligations hereunder.

    B. DoubleClick shall pay Company on or about the third business day of each month for all Net Revenues collected in the prior month from Advertisers whose Banners are delivered to Pages.

    C. Company shall be solely responsible for any costs or expenses it incurs in connection with the Service or performance of its obligations under this Agreement including, without limitation, expenses associated with any HTML programming and linking Pages to the Service.

    D. Notwithstanding anything to the contrary contained herein, in the event Company terminates this Agreement in accordance with Section II above and DoubleClick, prior to said termination, has entered into agreements with Advertisers ("Advertiser Contracts") for the delivery of Banners to the Pages, the duration of which Advertiser Contracts extend beyond the date on which this Agreement has been terminated by Company, DoubleClick shall be entitled to * of the revenues derived from the continued delivery of said Banners by Company or any party other than DoubleClick.

    E. If Company requests DoubleClick to deliver banners from advertisers which were secured by Company or a third party to any Web Site pages not linked to the Service, DoubleClick's compensation for such delivery shall be negotiated in good faith by the parties hereto. DoubleClick expressly agrees that it shall deliver Company Partner Banners pursuant to this Section III.E. in accordance with the terms set forth in Appendix 1 hereto.

IV. COMPANY OBLIGATIONS AND RIGHTS

    A. Company agrees to effect all necessary HTML programming with respect to the Web Site and Pages in accordance with the HTML Modifications (the "HTML Modifications") to be designated by DoubleClick.

    B. Spots must be within the first screen of a Page and otherwise conform to the HTML Modifications unless otherwise agreed upon by Company and DoubleClick.

    C. Company agrees to place a link on the Web Site's home page to DoubleClick's web site for potential advertisers to learn how they can place advertising on the Web Site.

*Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

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    D.   Company agrees that DoubleClick has no responsibility to review the contents of Pages or the Web Site.

    E. Company shall have the right at any time to notify DoubleClick that it disapproves of a Banner which is then currently being delivered by DoubleClick to the Web Site and that such Banner should no longer be delivered to the Web Site. Provided that such notification is given by Company on a business day, DoubleClick shall remove said Banner within three (3) hours of such notification. If the notification is given on a non-business day, DoubleClick shall remove said Banner within three (3) hours following the start of business on the next business day following such notification.

V.  DOUBLECLICK OBLIGATIONS AND RIGHTS

    A. DoubleClick shall have the right to refuse to include in the Service, or remove from the Service, any Pages (including its contents) that DoubleClick determines do not meet the standards of the Service or which do not comply with the HTML Modifications, as DoubleClick deems reasonable and necessary in its sole good faith discretion, or in the event of any material change in the nature of the Web Site or the Page from that set forth in Company's application. DoubleClick shall give Company notice of any such removal of Pages, except where DoubleClick reasonably believes that the failure to remove such Pages will result in harm or damage to DoubleClick or the Service.

    B. Company acknowledges and agrees that promotion of the Service is critical to enhance usage by Advertisers and in connection therewith Company agrees that (i) DoubleClick shall have the right to use Company's Alta Vista tradenames and logos ("Company Marks") in accordance with Section V.K. and Pages in advertising and promoting the Service in any media now or hereafter known and (ii) Company shall, upon DoubleClick's reasonable request, supply DoubleClick with a reasonable amount of Company's promotional materials so as to facilitate DoubleClick's sales efforts to prospective Advertisers.
         The parties acknowledge and agree that DoubleClick shall not be required to obtain Company's permission prior to the use of Company's Marks in advertising and promoting the Service; provided, however, that DoubleClick shall at all times comply with the guidelines set forth by Company pertaining to the use of Company's name, trademarks or logos, which guidelines are set forth in Appendix 3 hereto. If DoubleClick fails to comply with said guidelines, Company shall so notify DoubleClick and DoubleClick shall within a reasonable period of time thereafter prospectively conform such use to Company's standards. If DoubleClick fails to conform such use, Company shall have the right to suspend DoubleClick's non-conforming use of the Company Marks.


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    C.   DoubleClick agrees to actively promote the Web Site to the advertising community. Seminars, sales materials, trade materials, print and online advertising, conferences, and sales presentation materials are among the means by which DoubleClick shall promote the Web Site. DoubleClick further agrees to promote Company both as part of the network of web sites linked to the Service and as a premium web site using collateral materials and a rate card customized to Company and the Web Site.

    D. DoubleClick shall have the right to use for DoubleClick's own internal use in connection with the Service or for use in connection with potential Advertisers on the Service, information concerning Pages, Impressions and users accessing Pages obtained through the Service, provided DoubleClick does not reproduce any Pages without Company's prior consent and DoubleClick shall not disclose to any third party any such information specifically pertaining to such users. Except as expressly provided herein, DoubleClick shall not disclose any other statistical data regarding Company or the Web Site to any third party without the written permission of Company. Except as expressly provided above, all of the foregoing information shall be maintained in confidence by DoubleClick in accordance with Section 5 of the Standard Terms and Conditions attached hereto.

    E. DoubleClick will make site reports available to Company through DoubleClick's web site (www.doubleclick.net) listing the number of Impressions and click-over rates by Page.

    F. DoubleClick and Company shall mutually determine the rate card charged to Advertisers for delivery of Banners to be delivered solely to Page(s) of the Web Site (except with respect to the December Banners) and any general discounting strategies relating thereto. DoubleClick shall not enter into an Advertiser Contract with an Advertiser for the delivery of Banners to (i) the Page(s) of the Web Site and (ii) the Page(s) of at least one other web site which is linked to the Service without Company's permission and if Company so consents, DoubleClick shall determine the rate card (and any applicable discount) charged to said Advertiser for delivery of said Banners. It is understood that the rate charged for specific buys made by an Advertiser will not be reviewed with Company. Notwithstanding anything to the contrary contained herein, DoubleClick shall have the right, in its sole discretion, to provide Advertisers with bonus and/or make-good Impressions free of charge.

    G.   DoubleClick shall procure Banners for delivery to the Web Site.

    H. DoubleClick agrees that the Service shall perform in accordance with the Technical Specifications set forth in Appendix 2, attached hereto and that Company shall have the right to perform the Technical Specifications Test in Appendix 2.

    I. DoubleClick, for its own internal purposes, shall have a financial audit of (i) its books and records and (ii) its "Ad Management System" undertaken by KPMG or another "Big Six" accounting firm on an annual basis during the Term hereof.

    J. DoubleClick shall keep accurate records and accounts in accordance with standard business practices in the on-line industry and generally accepted accounting principles. Such records shall include, but are not limited to, the information relevant to the payment, and the calculations for such payments, to be made in accordance with Section III of this Agreement. DoubleClick agrees that an independent certified public accountant shall, no more than three times per year, until the expiration of one year after final payment under this Agreement, have access to and the right, upon prior reasonable notice, to examine at DoubleClick's principal place of business during regular working hours any books, documents, papers, records or accounts of DoubleClick relating to the delivery of Banners pursuant to this Agreement and to the determination and calculation of the payments to be made to Company. Company agrees to maintain all information obtained during such examinations in confidence and to cause its duly authorized representatives to do so as well. Audits shall be at the expense of Company, unless an underpayment exceeding five percent (5%) of the amount paid for the period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to such audit, together with the amount of such underpayment, shall be paid by Company. If a deficiency is shown by such audit, DoubleClick shall immediately pay that deficiency plus interest thereon at annual rate equal to the prime rate of Citibank existing at the time of such audit plus 1.5% on any past due balance. Non-payment of any deficiency for more than thirty (30) days after the date on which DoubleClick receives notice of such deficiency shall constitute a material breach of this Agreement.

    K. Company hereby grants to DoubleClick a non-exclusive license to use Company's Marks as set forth in Appendix 3 attached hereto in connection with DoubleClick's placement and delivery of Banners and other advertising and promotions on the Pages pursuant to this Agreement, provided that any such use is approved in advance by Company. DoubleClick's use shall be in accordance with Company's policies as set forth in Appendix 3 attached hereto regarding advertising and trademark usage as established from time to time by company. DoubleClick agrees to cooperate with Company in facilitating Company's monitoring and control of the nature and quality of products and services bearing the Company Marks and to supply Company with specimens of DoubleClick's use of the Company's Marks, upon Company's reasonable request. In the event that Company determines that DoubleClick's use of the Company Marks, or the service in connection which such Company Marks are used, is inconsistent with Company's quality standards, then upon Company's written request, DoubleClick shall within a reasonable period thereafter prospectively conform such use or service to Company's standards. If DoubleClick fails to conforms such use or

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         service, Company shall have the right to suspend DoubleClick's non-conforming use of the Company Marks.

    L. DoubleClick acknowledges that the Company Marks are trademarks and service marks of Company. DoubleClick understands and agrees that the use of and Company Marks in connection with this Agreement shall not create any right, title or interest, in or to the use of the Company Marks and that all such use and goodwill associated with the Company Marks will inure to the benefit of Company.

    M. Subject to the provisions of Section 5 of the Standard Terms and Conditions, Company and DoubleClick shall promptly after the effective date of this Agreement agree upon and issue a joint press release announcing in general terms the business arrangement between DoubleClick and Company, without disclosing payment terms, exclusivity or other terms and conditions in this Agreement. Said press release shall be mutually agreed to by the parties hereto.

    N. It is understood that DoubleClick will not deliver any Banners containing sexually explicit materials or which are linked to a sexually explicit web site.

VI. DECEMBER DELIVERY

    A. Notwithstanding anything to the contrary contained herein, upon the execution of this Agreement, DoubleClick shall have the right to deliver up to One Hundred Million December Banner Impressions (the "December Banners") to the Web Site, which delivery shall commence on December 18, 1996 and shall continue through December 31, 1996 (the "December Delivery Period").

    B. DoubleClick shall be entitled to (i) use any or all of the December Banners to advertise DoubleClick and the Service and/or (ii) resell any or all of the December Banners to any third parties which are approved in advance by Company, which approval shall not be unreasonably withheld. Said approval or disapproval must be provided to DoubleClick within twenty-four (24) hours or the applicable third party will be deemed approved. Company acknowledges that it anticipates approving any third parties other than (i) Internet Search Engines (other than Company) and (ii) third parties whose proposed December Banners are derogatory of or disparaging to Company.

    C. In consideration for DoubleClick having the right to deliver any or all of the December Banners, DoubleClick shall pay Company, and
         Company agrees to accept an amount equal to     *      (the
         "December Compensation"), payable sixty (60) days after December 31, 1996. Company shall not be entitled to any additional compensation in connection with the placement, sale or resale of the December Banners. DoubleClick, in its sole

*Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

         discretion, shall determine the rates charged to third parties in connection with the resale of the December Banners.

    D. DoubleClick shall determine, in its sole discretion, when during the December Delivery Period it delivers the December Banners to the Pages, provided that (i) DoubleClick shall not deliver in excess of ten million (10,000,000) December Banners on any given day and (ii) DoubleClick shall provide Company with twenty-four (24) hours notice prior to the commencement of the delivery of the December Banners to the Web Site. In the event Company is unable for any reason (including for failure to effect the necessary HTML programming, but excluding a failure resulting from the acts or omissions of DoubleClick) to receive or display a December Banner promptly following said twenty-four (24) hour period and notwithstanding
         Section 4 of the Standard Terms and Conditions, DoubleClick shall be entitled to deduct from the December Compensation an amount equal to $2.50/CPM for such non-received or non-displayed December Banners.

              DOUBLECLICK INC.                COMPANY


              /s/ Kevin O'Connor         By:   /s/ Robert E. Hult
              ------------------------         ------------------------
                   (Signature)                      (Signature)

              /s/ Kevin O'Connor               /s/ Robert E. Hult
              ------------------------      ---------------------------
                (Printed/Typed Name)           (Printed/Typed Name)

                CEO                             Vice President
              ------------------------      ---------------------------
                   (Official Title)              (Official Title)

                                                                12/17/96
              Dated:  12/19/96
                    --------------------------------







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                            STANDARD TERMS AND CONDITIONS

    1. NO ASSIGNMENT. Neither party to this Agreement shall sell, transfer or assign this Agreement or the rights or obligations hereunder, other than to a parent or wholly-owned or majority-owned subsidiary, without the prior written consent of the other party. Notwithstanding the foregoing, without securing such prior consent, either party shall have the right assign or transfer this Agreement and their obligations hereunder to any successor-in-interest of such party by way of sale, merger, consolidation, reorganization, restructuring, or the acquisition of substantially all of the business and assets of the assigning party or more than 75% of the outstanding stock of the assigning party. If either party assigns this Agreement to a successor-in-interest, then the other party shall have the right to terminate this Agreement on not less than ninety
(90) days prior written notice.

    2. PROPRIETARY RIGHTS. Company understands and agrees that Company shall not have, nor will it claim, any right, title or interest in and to any Banners (other than its own Banners), the Service or any elements thereof (including, without limitation, the grant of a license in or to the Service or any software, source codes, modifications, updates and enhancements thereof or any other aspect of the Service), the name "DoubleClick" or any derivatives thereof, or any other trademarks and logos which are owned or controlled by DoubleClick and made available to Company through the Service or otherwise. DoubleClick understands and agrees that DoubleClick shall not have, nor will it claim, any right, title or interest in and to the Web Site, or any software, source codes, modifications, updates and enhancements thereof, or any intellectual property rights embodied therein. Nothing herein grants or shall be construed as granting DoubleClick any licenses or rights, whether express or implied or otherwise, in, to or under the Web Site or any intellectual property rights embodied therein.

    3. REPRESENTATION AND INDEMNITY. Company warrants and represents at all times that Company (i) has the full corporate right, power and authority to enter into this Agreement, to grant the rights herein granted and fully to perform the acts required of it, and to grant the rights granted by it hereunder, (ii) the execution of this Agreement by Company, and the performance by Company of its obligations and duties hereunder, do not and will not violate any agreement to which Company is a party or by which it is otherwise bound and DoubleClick acknowledges that Company makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement. The foregoing representations by Company in this Section 3 shall be defined as "Company's Representations". In furtherance of the foregoing, Company agrees to indemnify and hold DoubleClick and the Advertisers harmless from and against any and all claims, actions, losses, damages, liability, costs and expenses (including reasonable attorneys' fees) ("Claims") to the extent that the basis of such Claims is the breach of any representation, warranty or agreement made by Company hereunder; provided that (i) DoubleClick gives Company prompt notice of the Claim, (ii) Company is given the right to control and direct the investigation, preparation, defense and settlement of the Claim; and (iii) DoubleClick reasonably cooperates with Company in the defense and settlement thereof. In connection with the defense of any such Claim, DoubleClick may have its own counsel in attendance at all interactions and substantive negotiations at its own cost and expense.


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DoubleClick warrants and represents at all times that DoubleClick (i) owns the
Service and that such Service will not infringe upon or conflict with the rights held by any third party under patent, trademark, copyright, trade secret or other proprietary right, (ii) the performance by DoubleClick of its obligations and duties hereunder, do not and will not violate any agreement to which DoubleClick is a party or by which it is otherwise bound and (iii) DoubleClick will require each Advertiser whose Banners are being delivered to Pages to agree to indemnify and hold Company harmless from and against any losses, costs, damages, or expenses (including reasonable attorneys' fees) resulting from claims or actions arising out of or in connection with the placement of Banners on Pages. Advertisers refusing to agree to indemnify Company as set forth above shall be excluded from the Pages. It is understood and agreed that nothing herein shall require DoubleClick to take or participate in any action against an Advertiser although DoubleClick shall have the right to participate in such proceeding at DoubleClick's expense. The foregoing representations by DoubleClick in this Section 3 shall be defined as "DoubleClick's Representations". In furtherance of the foregoing and except as provided in
Section 4 of these Standard Terms and Conditions, DoubleClick shall indemnify, defend and hold Company harmless from and against any and all claims, actions, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from or arising out of or in connection with any breach of the foregoing representations and warranties and for in connection with or arising from DoubleClick's placement, delivery and/or selling of all Banners on the Pages and the Web Site; provided that (i) Company gives DoubleClick prompt notice of the Claim, (ii) DoubleClick is given the right to control and direct the investigation, preparation, defense and settlement of the Claim; and (iii) Company reasonably cooperates with DoubleClick in the defense and settlement thereof. In connection with the defense of any such Claim, Company may have its own counsel in attendance at all interactions and substantive negotiations at its own cost and expense.

    4. NO WARRANTIES/LIABILITIES. EXCEPT WITH RESPECT TO "COMPANY'S REPRESENTATIONS" AND "DOUBLECLICK'S REPRESENTATIONS" (AS SAID TERMS ARE DEFINED IN SECTION 3 ABOVE), NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS OF THE SERVICE OR THE WEB SITE FOR A PARTICULAR PURPOSE INCLUDING, WITHOUT LIMITATION, THE TYPE OF BANNERS OR NUMBER OF BANNERS WHICH WILL BE DELIVERED TO PAGES THROUGH THE SERVICE. DOUBLECLICK SHALL NOT BE LIABLE FOR ANY ADVERTISERS WHOSE BANNERS APPEAR ON THE SERVICE, NOR THE CONTENTS OF ANY BANNER, NOR SHALL DOUBLECLICK BE LIABLE FOR ANY LOSS, COST, DAMAGE OR EXPENSE (INCLUDING COUNSEL FEES) INCURRED BY COMPANY IN CONNECTION WITH COMPANY'S PARTICIPATION IN THE SERVICE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY TECHNICAL MALFUNCTION, COMPUTER ERROR OR LOSS OF DATA OR OTHER INJURY, FAILURE OR INTERRUPTION OF, AND/OR DAMAGE OR DISRUPTION TO COMPANY'S PAGES OR WEB SITE OR THE SERVICE. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR IN RELATION TO THIS

AGREEMENT. IN FURTHERANCE OF, BUT WITHOUT LIMITING THE FOREGOING: (A) DOUBLECLICK ACKNOWLEDGES THAT COMPANY PROVIDES THE WEB SITE ON AN "AS IS" BASIS AND THAT COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE USEFULNESS, ACCURACY, COMPLETENESS, FEASIBILITY, RELIABILITY OR EFFECTIVENESS OF THE WEB SITE OR THAT THE OPERATION OF THE WEB SITE WILL MEET THE OBJECTIVES OF DOUBLECLICK OR ANY THIRD PARTY, OR THAT THE OPERATION OF THE WEB SITE WILL BE UNINTERRUPTED OR ERROR-FREE; IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, COMPANY MAKES NO REPRESENTATION AS TO THE COMPLETENESS OF SEARCH RESULTS OBTAINED BY USING THE WEB SITE; AND (B) COMPANY ACKNOWLEDGES THAT DOUBLECLICK PROVIDES THE SERVICE ON AN "AS IS" BASIS AND THAT DOUBLECLICK MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE USEFULNESS, ACCURACY, COMPLETENESS, FEASIBILITY, RELIABILITY OR EFFECTIVENESS OF THE SERVICE OR THAT THE OPERATION OF THE SERVICE WILL MEET THE OBJECTIVES OF COMPANY OR ANY THIRD PARTY, OR THAT THE OPERATION OF THE SERVICE WILL BE UNINTERRUPTED OR ERROR-FREE.

    5. CONFIDENTIALITY. Any information relating to or disclosed in the course of this Agreement by either party (the "Disclosing Party") to the other party (the "Receiving Party"), which is or should be reasonably understood in good faith by the nature of the circumstance to be confidential or proprietary to the Disclosing Party, including but not limited to, information about the Service and technical processes and formulas, source code, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data shall be deemed "Confidential Information" and shall not be used, disclosed or reproduced by the Receiving Party without the Disclosing Party's prior written consent. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the Receiving Party, (b) disclosed in published materials, (c) generally known to the public, (d) lawfully obtained from any third party, or (e) required to be disclosed by law. Except as required by law or generally accepted accounting principles, and except to assert its rights hereunder or for disclosures on a "need-to-know" basis to its own officers, directors, employees and professional advisers or to prospective investors and acquirers in connection with a pending investment in or acquisition of such party, and under an obligation of confidentiality no less stringent than as set forth herein, each party hereto agrees that neither it nor its directors, officers, employees, consultants or agents shall disclose the terms of this Agreement or specific matters relating hereto without the prior consent of the other party.

    6. BREACH. Either party shall have the right to immediately terminate this Agreement in the event the other party commits a material breach of this Agreement and such breach is not cured by the breaching party within thirty (30) days of its receipt of notice of such breach from the non breaching party.

    7. MISCELLANEOUS. Notwithstanding any provision hereof, for the purpose of this Agreement each party shall be and act as an independent contractor and not as an employee, partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.

This Agreement, including (i) the Standard Terms and Conditions, (ii) Appendix 1, (iii) Appendix 2 and (iv) Appendix 3, represents the entire understanding between DoubleClick and Company regarding DoubleClick's services and supersedes all prior agreements. No waiver, modification or addition to this Agreement shall be valid unless in writing and signed by the parties to this Agreement.

Notwithstanding the foregoing, DoubleClick shall have the right to modify or make additions to Appendix 1, including the Placement Algorithm, as well as to the HTML Modifications only after notification and consultation with Company.

If any provision of this Agreement shall be adjudicated by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and the other provisions shall be unaffected.

    8. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.

    9. SURVIVAL. Except with respect to Section V.L. of the Agreement and Sections 2, 3 (only with respect to the indemnities contained therein), 4, 5, 7 and 8 of the Standard Terms and Conditions, no rights or liabilities created by this Agreement shall extend beyond the expiration or earlier termination hereof; provided, however, that the rights and liabilities created by Section 5 of these Standard Terms and Conditions shall only extend for a period of one (1) year beyond the expiration or earlier termination of this Agreement.

    10. DEFINITIONS. "Advertiser" is defined as a company, entity or individual which provides Banners to DoubleClick for distribution through the Service. "Banner" is defined as an advertisement or promotion (including any sponsorship-driven advertisements or promotions) and its contents. "Company Partner Banners is defined as a Banner designated by Company which promotes one of Company's partners with which it has established a contractual relationship pertaining to the delivery of Banners and other business matters not related to said delivery. "Development Banner" is defined as a Banner for DoubleClick which is designed to promote the Service and which DoubleClick delivers to the Pages in accordance with the Placement Algorithm at no cost to DoubleClick. "Earned Revenues" is defined as the gross billings earned from Advertisers by DoubleClick. "Net Revenues" is defined as the gross billings collected from Advertisers by DoubleClick less rate card and volume discounts. "Impression" is defined as occurring each time a Banner appears on a Page resulting from a user accessing or visiting such Page. "Internet Search Engines" is defined as Yahoo, Infoseek, Lycos, Excite and Company. "Keyword" shall be a search term consisting of a word or phrase requested by a user of the Web Site which is used to select the Banner that will be delivered to said user. "Page" is defined as a page in the Web Site designated by Company to be linked to the Service and is


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accepted and approved by DoubleClick.  "Paid Banner" is defined as any Banner which is paid for by an Advertiser. "PSA Banner" is defined as a Banner containing a public service announcement promoting worthwhile causes and is donated by DoubleClick. "Service" is defined as the DoubleClick service that delivers Banners to any Page(s) of the Web Site. "Spot" is defined as the specific place on a Page where a Banner may appear through the Service. "User Profile" is defined as information currently available to DoubleClick about the users accessing Pages. "Web Site" is defined as the Alta Vista full-text World Wide Web search engine and the Alta Vista index, which can be accessed through http://www.altavista.digital.com, including the Alta Vista web site accessible through such URL.

                                      APPENDIX 1

I.       PLACEMENT ALGORITHM

    A. If a Paid Banner's criteria matches a User Profile or Keyword, the Paid Banner is delivered to the user. Otherwise,

    B. Either a Company Partner Banner, a Development Banner or a PSA Banner is delivered. Delivery of Company Partner Banners is limited
         to a maximum per month of an amount equal to        *           of
         the number of Paid Banners delivered during the previous month (the "Company Partner Banner Limit"). Delivery of Development Banners is
         limited to a maximum per month of an amount equal to      *      of
         the number of Paid Banners delivered during the previous month. Notwithstanding the foregoing, Company shall have the right to exceed the Company Partner Banner Limit to an amount equal to
         * of the number of Paid Banners delivered during the previous month; provided, that Company pay to DoubleClick an amount
         equal to      *       for the number of Company Partner Banners
         delivered in excess of the Company Partner Banner Limit, which amount shall be payable on the commencement of the immediately subsequent month. It is expressly understood and agreed that for the month of January, 1997, delivery of Company Partner Banners is
         limited to a maximum of      *       and delivery of Development
         Banners is limited to a maximum of      *      .  The quantity and
         selection of PSA Banners for a given month must be mutually upon by both parties. Otherwise,

    C.   A blank image will be delivered.

*Represents material which has been redacted pursuant to a request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

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                                      APPENDIX 2

                              "TECHNICAL SPECIFICATIONS"

I. TECHNICAL SPECIFICATIONS TEST

    A. Test Basics: Company shall have the right to conduct automated tests (the "Technical Specifications Tests") from its facility in San Mateo, California. The Technical Specifications Test will consist of requests to DoubleClick from Company for the delivery 10,000 3K Banners. The Technical Specifications Test will begin at 9 AM PST on random Wednesdays, with the first Technical Specifications Test to be held on January 29, 1997. The Technical Specifications Test will be performed by a Unix C program provided by Company using up to four hundred (400) threads initially, and up to one thousand (1000) threads by January 29, 1998. Company shall provide DoubleClick with one (1) hour notice prior to commencing any Technical Specifications Test.

         1. RESPONSIVENESS: Average Banner delivery latency under the Technical Specifications Test must be under 0.5 seconds for the "Responsiveness" element of the Technical Specifications Test results to be deemed satisfactory.

         2. Failure Rate: No more than 0.1 % of the 10,000 3K Banner delivery request under the Technical Specifications Test may fail for the "Failure Rate" element of the Technical Specifications Test results to be deemed satisfactory.

         3.   Capacity: The Service must be capable of delivering four hundred
              (400) Banners per second by January 29, 1997 and one thousand
              (1000) Banners per second by January, 29 1998 for the "Capacity" element of the Technical Specifications Test results to be deemed satisfactory.

B. METHODOLOGY: Company represents and warrants that its facilities will not impede the successful completion of a Technical Specifications Test. To avoid potential congestion of a particular route in the Technical Specifications Test, Company agrees, at DoubleClick's request, to source the test from two IP addresses such that the routes for each IP address to DoubleClick are distinct. Company further agrees that it shall conduct all Technical Specifications Tests in good faith.

C. UNSATISFACTORY TEST RESULTS: In the event the Technical Specifications Test is not deemed satisfactory pursuant to Sections I.A., I.B. and I.C. of this Appendix 2, DoubleClick will be promptly notified and Company shall repeat the Technical Specifications Test forty-eight (48) hours later (a "Repeat Test"). If the results of a Repeat Test are not deemed satisfactory pursuant to Sections I.A., I.B. and I.C. of this Appendix 2, DoubleClick will be promptly notified and Company shall perform an additional Repeat Test forty-eight (48) hours later.

D. FORCE MAJEURE: No element of the Technical Specifications Test results, including, without limitation, the "Responsiveness" "Failure Rate" element and the "Capacity" element, shall be deemed unsatisfactory if events beyond the control of DoubleClick, including, without limitation, Internet brownouts, Web Site technical difficulties, acts of God, fire, earthquake, strike, civil commotion, war, terrorism, or act of government, prevent DoubleClick from satisfying said elements; provided, DoubleClick, immediately upon learning of such events, notifies Company of the impossibility of satisfying such element(s) and to the extent such events are within the reasonable control of DoubleClick, utilizes its best efforts to cure such events within twenty-four (24) hours of said notification of Company.

II. GENERAL TECHNICAL SPECIFICATIONS

    A. CAPACITY: Effective January 29, 1997, the Service must be capable of delivery of an aggregate of four hundred (400) Banners per second dispersed on up to three (3) unique pages. By January 29, 1998 the Service must be capable of delivery of an aggregate of one thousand
         (1000) Banners per second dispersed on up to three (3) unique pages. If the Service expands beyond three (3) unique pages, the parties shall renegotiate the Banner per second capacity upward.

    B. RELIABILITY: The Service must be functional and capable of delivering Banners at least ninety-nine percent (99%) of the time over each calendar month period. No single period of Service non-functionality shall be greater than twenty-four (24) hours.

    C. FORCE MAJEURE: DoubleClick shall not be deemed in default of any of the General Technical Specifications if DoubleClick's failure to meet such General Technical Specification is due to events beyond the control of DoubleClick, including, without limitation, Internet brownouts, Web Site technical difficulties, acts of God, fire, earthquake, strike, civil commotion, war, terrorism, or act of government; provided, DoubleClick, immediately upon learning of such events, notifies Company of the impossibility of meeting such General Technical Specifications and to the extent such events are within the reasonable control of DoubleClick, utilizes its best efforts to cure such events within twenty-four (24) hours of said notification of Company.

III. TECHNICAL COVERAGE

    A. DoubleClick agrees that it shall have personnel available to provide technical coverage to Company twenty-four (24) hours per day, seven
         (7) days per week.

                                      APPENDIX 3

                          DIGITAL TRADEMARK USAGE GUIDELINES

                 GUIDELINES FOR USE OF ALTAVISTA LOGO AND WORD MARKS


SUMMARY

Digital's AltaVista marks are of great importance in helping the company compete in the highly competitive computer industry. Digital's legal rights in the marks can be defended only if they are consistently used correctly in all forms of media. Therefore, it is critical that all licensees familiarize themselves with and abide the following rules of trademark use.

ALTAVISTA TRADEMARK USAGE GUIDELINES

    Trademarks must be used as adjectives, not nouns. Always follow the mark with the common generic (dictionary name for the product.

         Correct:  AltaVista Search, AltaVista Software

    Always distinguish a trademark from surrounding text. Methods of distinguishing a mark include printing it in CAPITALS, ITALICIZED TEXT, using bold faced text, Initial Capitalization or by putting the mark in "quotation marks".

    Never use the AltaVista trademark as a verb.

    Never use the AltaVista trademark in plural form.

    Do not hyphenate or dissect the AltaVista trademark.

         Incorrect:     Alta Vista          Incorrect:     Alta-Vista

    Do not combine the AltaVista mark with other trademarks or other words to form new trademarks, except as permitted in the AltaVista Network Affiliate Agreement.

    The graphic design of the AltaVista logo must be adhered to strictly. Approved artwork must be used and the design cannot be altered in any way. The AltaVista logo must stand alone. It cannot be combined with other marks and cannot be used in text.

    The trademark symbol. "TM", must appear on the upper right shoulder of the AltaVista logo and AltaVista word mark on both the first use of the mark and on the prominent use of the mark.

    This following phrase must be centered at the bottom of the AltaVista
Search results page:         "AltaVista Search from Digital.  Used under
license."

    From time to time during the Tenn, Digital may modify the written guidelines for the size, typeface, colors and other graphic characteristics of the AltaVista logo ant word marks, which upon delivery to Affiliate shall be deemed to be incorporated into the "Guidelines for use of AltaVista Logo and Word Mark" document under this Agreement.

    These guidelines may be modified at any time, by Digital upon written notice.

ALTAVISTA LOGO USAGE GUIDELINES

    Complete artwork files are available on write-locked, read-only electronic media. This artwork may not be edited or modified in any way.

COLOR PALETTES

    The AltaVista logos must be rendered in three colors for graphics arts reproduction. Else color palette is:

         - AltaVista Dark Blue (Pantone 288C)

         - AltaVista Medium Blue (Pantone 286C)

         - AltaVista Ice Blue (Pantone 630C)

         - OnSite Red (Pantone 1655)

         - Search Gold (Pantone 604)